Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Medivation, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-132983, No. 333-190842, No. 333-187203, No. 333-157051 and No. 333-199946) on Form S-8 of Medivation, Inc. of our report dated December 7, 2015, with respect to the balance sheets of Talazoparib Research Program (A Research Program of BioMarin Pharmaceutical Inc.) as of December 31, 2014 and 2013, and the related statements of operations, statements of research program’s equity and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the Form 8-K of Medivation, Inc. dated December 18, 2015.

Our report dated December 7, 2015, contains an emphasis of matter paragraph that states that the financial statements have been derived from operating activities attributed to the Talazoparib Research Program from the accounting records of BioMarin Pharmaceutical Inc. The financial statements also include expense allocations for certain corporate functions provided by BioMarin Pharmaceutical Inc. These allocations may not be reflective of the actual expenses, which would have been incurred had the Talazoparib Research Program operated as a separate entity.

/s/ KPMG LLC

San Francisco, California

December 18, 2015